EXHIBIT 2




              ----------------------------------------------------


                            ASSET PURCHASE AGREEMENT


                             Dated February 2, 1998,


                                  by and among


                                   PMI LP II,

                            SUMMIT TEMPORARIES, INC.,

                               LESLIE A. BARNETT,

                                GARY F. NICHOLS,

                                       and

                                 LYLE D. NICHOLS



              ----------------------------------------------------

                                TABLE OF CONTENTS

                                                                           Page
ARTICLE I                     Purchase and Sale                               1
    Section 1.1               Purchased Assets                                1
    Section 1.2               Excluded Assets                                 2

ARTICLE II                    Purchase Price                                  3


ARTICLE III                   Assumption of Liabilities                       3
    Section 3.1               Assumed Liabilities                             3
    Section 3.2               Excluded Liabilities                            4

ARTICLE IV                    Closing and Effective Time                      4
    Section 4.1               Closing; Closing Date; Effective Time           4
    Section 4.2               Closing Requirements                            4

ARTICLE V                     Other Actions, Agreements and Covenants
                              of the Parties                                  5
    Section 5.1               Assignment of Contracts                         5
    Section 5.2               Delivery of Property Received After
                              Effective Time                                  6
    Section 5.3               Purchaser Appointed Attorney for Seller         6
    Section 5.4               Execution of Further Documents;
                              Financial Statements                            6
    Section 5.5               Employment by Purchaser of Seller's Employees   7
    Section 5.6               Noncompetition and Confidentiality Agreements   7
    Section 5.7               IRS Form 8594                                   7

ARTICLE VI                    Representations and Warranties by Seller,
                              Barnett, G. Nichols and L. Nichols              7
    Section 6.1               Corporate Existence and Qualification           7
    Section 6.2               Subsidiaries and Affiliates                     8
    Section 6.3               Financial Statements                            8
    Section 6.4               Events Subsequent to Date of Most Recent
                              Interim Balance Sheet Included in
                              Seller Financial Statements                     8
    Section 6.5               Undisclosed Liabilities                         8
    Section 6.6               Tax Returns                                     9
    Section 6.7               Real Property                                   9
    Section 6.8               Personal Property - Owned                       9
    Section 6.9               Personal Property - Leased                      9
    Section 6.10              Use and Condition of Property;
                              Environmental Concerns                         10
    Section 6.11              Restrictive Covenants                          10
    Section 6.12              Intellectual Property Rights                   10
    Section 6.13              No Breach, Default or Violation                10
    Section 6.14              Litigation and Claims                          11
    Section 6.15              Material Contracts                             11
    Section 6.16              Validity of Purchased Contracts                11
    Section 6.17              Powers of Attorney                             11
    Section 6.18              Employment Matters; Employee Benefit
                              Plans; ERISA Compliance                        11
    Section 6.19              Insurance                                      12
    Section 6.20              Compliance With Laws; Licenses                 12
    Section 6.21              Authorization of Agreement                     12
    Section 6.22              All Material Information                       13
    Section 6.23              Material Adverse Contract                      13
    Section 6.24              Shareholders                                   13
    Section 6.25              Consents of Third Parties                      13
    Section 6.26              Other Approvals                                13
    Section 6.27              Customer Relations                             13
    Section 6.28              Knowledge of Seller                            14

ARTICLE VII                    Matters Regarding Securities                  14

ARTICLE VIII                  Representations and Warranties by Purchaser    15
    Section 8.1               Valid Existence and Qualification of Purchaser 15
    Section 8.2               Authorization of Agreement by Purchaser        15

ARTICLE IX                    Indemnification                                16
    Section 9.1               Indemnification by Seller, Barnett, G.
                              Nichols and L. Nichols                         16
    Section 9.2               Right of Setoff                                16
    Section 9.3               Indemnification by Purchaser                   16
    Section 9.4               Survival of Covenants, Representations
                              and Warranties                                 17
    Section 9.5               Payment and Settlement of Amounts Due          17
    Section 9.6               Limitation on Indemnities                      18
    Section 9.7               Notice and Defense of Third Party Claims       18
    Section 9.8               Rights of Setoff and Setoff Procedures         19

ARTICLE X                     Change of Names; Use of Names by Purchaser     21

ARTICLE XI                    Expenses of the Parties                        21

ARTICLE XII                   Brokers' Commission                            21

ARTICLE XIII                  Miscellaneous                                  22
    Section 13.1              Waivers and Amendments                         22
    Section 13.2              Entire Agreement                               22
    Section 13.3              Headings                                       22
    Section 13.4              Notices                                        22
    Section 13.5              Severability                                   23
    Section 13.6              Disclosures on Schedules                       23
    Section 13.7              Third Parties                                  23
    Section 13.8              Counterparts                                   24
    Section 13.9              Successors and Assigns                         24

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 2nd day of February, 1998, effective as of 12:01 a.m. on February 2, 1998 (the "Effective Time"), by and among Summit Temporaries, Inc., a Georgia corporation ("Seller"), Leslie A. Barnett, a Georgia resident ("Barnett"), Gary
F. Nichols, a Georgia resident ("G. Nichols"), Lyle D. Nichols, a Georgia resident ("L. Nichols"), and PMI LP II, an Indiana limited partnership ("Purchaser").

                              PRELIMINARY STATEMENT

         Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the non-cash assets owned by Seller or used or useful in the operations or business of Seller, on the terms and conditions hereinafter set forth.

     Barnett, G. Nichols and L. Nichols are parties to this Agreement as the sole shareholders of Seller.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
warranties, covenants and conditions hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                                Purchase and Sale

         Section 1.1. Purchased Assets. Seller agrees to and does hereby sell, transfer, assign, convey and deliver to Purchaser, and Purchaser hereby agrees to and does hereby purchase and acquire from Seller, free and clear of all liens, encumbrances, claims, restrictions, security interests, obligations and liabilities except as otherwise expressly provided herein, all of the assets that are owned by Seller or that are used or useful by Seller in the operations or business of Seller at the Effective Time except the Excluded Assets (as hereinafter defined), including in the assets being purchased and sold hereunder, without limiting the generality of the foregoing, the following assets as the same shall exist at the Effective Time (which assets being acquired are hereinafter collectively called the "Purchased Assets"):

               1.1.1.   all   furniture,   furnishings,    fixtures,   leasehold
          improvements, equipment and other fixed assets, including, without limitation, the assets listed on Schedule 1.1.1;

               1.1.2. all of Seller's rights, title, and interest in and to all software owned by Seller or licensed to Seller by third parties, including all documentation, source codes, software modules and enhancements and software in development;

               1.1.3. all inventories including marketing materials (including video tapes, brochures, and the like), spare parts and supplies;

               1.1.4. all of Seller's rights under all leases, contracts (including software license agreements and maintenance agreements), agreements, and sales orders, including but not limited to those leases, contracts, agreements, and sales orders listed on Schedule
          1.1.4 (the "Purchased Contracts");

               1.1.5. all prepaid and deferred items including prepaid rentals and deposits;

               1.1.6. all operating and financial data and information and books and records relating to the Purchased Assets or the business or operations of Seller (wherever located and in every format and media whatsoever), including without limitation software databases, written records, personnel files (but only as to personnel hired by Purchaser and only with their knowledge), files, policies, customer lists, mailing lists, supplier lists, credit information, correspondence, designs, slogans, processes, know-how, trade secrets, and other similar property;

               1.1.7. all intellectual property rights of Seller, including Seller's rights, title and interest in and to all United States and foreign patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent disclosures docketed, copyrights, trademarks, trademark rights, trademark applications, trade names, service marks, service mark rights, service mark applications and licenses;

               1.1.8. all registrations, permits, licenses, consents, approvals and qualifications of Federal, State, local or other government agencies relating to the business or operations of Seller or the Purchased Assets;

               1.1.9. all rights to warranties and guarantees or other claims relating to any of the Purchased Assets, including without limitation rights under agreements for the supply of equipment or leasehold improvements;

               1.1.10. all rights to the use of Seller's name "Summit Temporaries, Inc." and derivatives thereof, all past corporate names of Seller and all other names used or previously used by Seller or its predecessors in its business; and

              1.1.11.  the goodwill relating to Seller's business.

     Section 1.2. Excluded Assets. Seller is retaining and is not selling, transferring, conveying, assigning or delivering to Purchaser the following assets (hereinafter collectively called the "Excluded Assets"):

               1.2.1. any cash and cash equivalents of Seller on hand or in bank accounts at the Effective Time;

               1.2.2.  any marketable securities;

               1.2.3. any deposits related to workers' compensation insurance;

               1.2.4. all accounts receivable of Seller for work performed prior to the Effective Time; and

               1.2.5. all notes receivable of Seller at the Effective Time.


                                   ARTICLE II
                                 Purchase Price

         The total purchase price for the Purchased Assets (the "Purchase Price") shall be an amount determined and paid as follows:

               (i) Purchaser shall pay $1,700,000 cash to Seller at Closing;

               (ii) Purchaser shall deliver at Closing the following notes issued by Purchaser (collectively, the "Notes" ): (x) a note in the principal amount of $950,000, with interest payable at the rate of 8.5% per annum, with quarter-annual principal payments over the four-year period commencing on the date of the Closing and with the other terms and conditions as set forth in the form of the Promissory Note attached as Exhibit A to this Agreement; and (y) a note in the principal amount of $100,000 with quarter-annual principal payments over the two-year period commencing on the date of the Closing and with the other terms and conditions set forth in the form of the Promissory Note attached as Exhibit B to this Agreement (collectively, the "Notes"), which Notes shall be guaranteed by Personnel Management, Inc., an Indiana corporation ("PMI"), as guarantor.


                                   ARTICLE III
                            Assumption of Liabilities

         Section 3.1. Assumed Liabilities. Purchaser hereby assumes and agrees to pay, perform or discharge, to the extent not theretofore paid, performed or discharged, (i) Seller's liabilities and obligations arising after the Effective Time under those Purchased Contracts, if any, listed on Schedule 1.1.4, and (ii) if Purchaser, in its sole discretion and at its option, elects in writing after the Closing (as hereinafter defined) to assume liabilities or obligations of Seller under any Purchased Contracts not listed on Schedule 1.1.4, then Purchaser will assume and pay Seller's liabilities and obligations arising after the Effective Time under each such nonlisted Purchased Contract that is expressly assumed in writing by Purchaser, excluding with respect to clauses (i) and (ii) any liability for default thereunder occurring prior to the Effective Time and, with respect to liabilities for rent and taxes, excluding any liability as to periods of time prior to the Effective Time.

         Section 3.2. Excluded Liabilities. Except as otherwise expressly provided in Section 3.1, Purchaser does not assume and shall not be liable for any of the liabilities or obligations of Seller, including, without limitation, Seller's liabilities or obligations which are known or unknown, fixed or contingent, now existing or hereafter arising (which liabilities and obligations not assumed by Purchaser are hereinafter referred to as the "Excluded Liabilities").


                                   ARTICLE IV
                           Closing and Effective Time

     Section 4.1. Closing; Closing Date; Effective Time. The execution of this Agreement and the taking of various actions in connection therewith as provided herein with respect to the transactions contemplated hereby (the "Closing") shall take place on February 2, 1998 (the "Closing Date"). As provided in the preamble to this Agreement, the transactions contemplated hereby shall be effective as of 12:01 a.m. (Indianapolis time) on February 2, 1998 (as previously defined, the "Effective Time").

     Section 4.2. Closing Requirements. Seller, Barnett, G. Nichols, L. Nichols and/or Purchaser, as applicable, shall take the following actions ("Closing Requirements") at or prior to the Closing:

                  4.2.1. Seller shall take such actions and execute and deliver to Purchaser such bills of sale, certificates of title, endorsements, assignments, or other instruments, with all documentary or transfer taxes applicable thereto duly paid or provided for, as shall be necessary to vest in Purchaser at the Effective Time good and marketable title to the Purchased Assets, subject to no liens, encumbrances, claims, restrictions, security interests, obligations, liabilities or rights in any other party whatsoever, except for the Assumed Liabilities.

                  4.2.2. Seller shall have delivered to Purchaser a certified copy (certified by the Secretary of State of Georgia) of Seller's Articles of Incorporation, including all amendments thereto and restatements thereof.

                  4.2.3. Seller shall have delivered to Purchaser a certified copy (certified by the Secretary or other appropriate officer of Seller) of Seller's Bylaws, including all amendments thereto and restatements thereof.

                  4.2.4. Seller shall have delivered to Purchaser certified copies (certified by the Secretary or other appropriate officer of Seller) of resolutions and/or consents setting forth the authorization and approval of the Board of Directors and shareholders of Seller of the execution, delivery and performance of this Agreement and all other agreements, documents and transactions pertaining hereto or contemplated hereby.

                  4.2.5. Each of Seller, Barnett, G. Nichols and L. Nichols shall have executed and delivered to Purchaser the Noncompetition and Confidentiality Agreement (as hereinafter defined and substantially in the form of Exhibit D hereto).

                  4.2.6. Seller and Purchaser shall have executed and delivered to one another such assignment and assumption agreements as either of them shall reasonably request relating to the assignment to and assumption by Purchaser of the Purchased Contracts and the benefits and obligations thereunder. Seller shall have obtained and shall provide to Purchaser the written consent of any third party or parties required in connection with the assignment of any of the Purchased Contracts.

                  4.2.7. Seller shall have delivered to Purchaser a certificate of the Secretary of Seller certifying as to the incumbency of officers and Directors of Seller, dated the date hereof.

                  4.2.8. Seller shall have delivered to Purchaser certificates as of a current date evidencing the corporate existence of Seller in Georgia.

                  4.2.9. Purchaser shall have delivered to Seller certified copies (certified by the Secretary or other appropriate officer of PMI Administration, Inc., the sole general partner of Purchaser) of resolutions and/or consents setting forth the authorization and approval of the Board of Directors of PMI Administration, Inc., as the general partner of Purchaser, of the execution, delivery and performance of this Agreement and all other agreements, documents and transactions pertaining hereto or contemplated hereby.

                  4.2.10. Purchaser shall pay to Seller the cash and deliver to Seller the Notes that constitute the Purchase Price.

                  4.2.11. Purchaser shall deliver to Seller a signed guaranty of PMI with respect to Purchaser's obligations under the Notes and this Agreement, which guaranty shall be substantially in the form attached hereto as Exhibit C.


                                    ARTICLE V
             Other Actions, Agreements and Covenants of the Parties


     Purchaser, Barnett, G. Nichols, L. Nichols and Seller covenant and agree as follows:

         Section 5.1. Assignment of Contracts. Seller hereby transfers and assigns to Purchaser all of Seller's rights and benefits under the Purchased Contracts. With respect to the Real Estate Leases (hereinafter defined), Purchaser accepts the assignment of each of them subject to the conditions subsequent that Seller shall, on or before March 2, 1998, provide to Purchaser the written consent of the lessor under each of the Real Estate Leases to the assignment thereof by Seller to Purchaser and that the lessor's security interest provisions be deleted from the Wellington Square Shopping Center lease. In the event any increase in rent or other charges is imposed by the lessor under any of the Real Estate Leases in connection with the assignment thereof by Seller to Purchaser, Seller shall pay to Purchaser, monthly as rent is payable by Purchaser thereunder, the amount of any such increase that Purchaser is required to pay on account of such assignment throughout the remaining term thereof. Seller shall pay all fees, charges and other costs payable to any lessor under any of the Real Estate Leases in connection with the assignment of the Real Estate Leases by Seller to Purchaser. Subject to the conditions subsequent to Purchaser's acceptance of assignment of the Real Estate Leases, Purchaser shall pay and perform all obligations of the tenant under the Real Estate Leases accruing and/or attributable to events or circumstances occurring after the Effective Time, and Seller shall pay and perform all such obligations accruing and/or attributable to events or circumstances occurring prior to the Effective Time.

         Section 5.2. Delivery of Property Received After Effective Time. From and after the Effective Time (i) Seller agrees that it will promptly transfer and deliver to Purchaser any cash or other property, except Excluded Assets, that Seller may receive from time to time after the Effective Time relating to the Purchased Assets, and (ii) Purchaser agrees that it will transfer and deliver to Seller any cash or other property that Purchaser may receive from time to time after the Effective Time relating to the Excluded Assets.

         Section 5.3. Purchaser Appointed Attorney for Seller. Seller agrees that, effective as of the Effective Time, it hereby constitutes and appoints Purchaser, its successors and assigns, the true and lawful agent and attorney-in-fact of Seller in the name of Purchaser or in the name of Seller, but for the benefit and at the expense of Purchaser, its successors and assigns,
(i) to institute and prosecute all proceedings which Purchaser may deem proper to collect, assert or enforce any claim, right, title or interest of any kind in or to the Purchased Assets; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Purchaser, its successors or assigns, shall deem advisable; and (iii) to take all action which Purchaser, its successors or assigns, may reasonably deem appropriate to provide for Purchaser, its successors or assigns, the benefits of or under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to Purchaser pursuant to this Agreement shall not have been obtained. If Purchaser, in the name of Seller, desires to institute and prosecute any action, suit or proceeding, or take any other action pursuant to this Section 5.3, Purchaser shall give Seller 10 days' prior written notice. Seller acknowledges that the foregoing powers and agency are coupled with an interest and shall be irrevocable. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers and agency which is attributable to its interest hereunder, including any amounts payable as interest in respect thereof.

         Section 5.4. Execution of Further Documents. After the Closing, upon the reasonable request of Purchaser, Seller shall take such additional actions and execute, acknowledge and deliver all such further documents and instruments, including without limitation bills of sale, assignments, transfers, conveyances, powers of attorney and assurances, as may be required to convey and transfer to and vest in Purchaser and protect Purchaser's right, title and interest in and to all of the Purchased Assets or as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

         Section 5.5. Employment by Purchaser of Seller's Employees. It is understood and agreed that Purchaser is under no obligation to hire and provide employment for any of Seller's existing employees, it being Seller's obligation to terminate such employees, if such is necessary. Purchaser, however, presently intends to hire some of Seller's existing employees as new hires, and Seller, Barnett, G. Nichols and L. Nichols shall use their reasonable efforts to aid Purchaser in engaging such of Seller's agents and employees as are presently engaged or employed by Seller as Purchaser shall in its sole discretion determine. Purchaser does not intend to hire and provide employment for Barnett (although he will perform consulting services as an independent contractor for Purchaser for a period of time) or Jennifer Hoofnagle, and neither of such persons shall become employees of Purchaser and Seller shall be responsible for whatever legal or contractual obligations may exist between Seller and such persons. Each of Seller, Barnett, G. Nichols and L. Nichols hereby waives the right to enforce, and covenants that it or he will not enforce or attempt to enforce, any agreement not to compete or disclose confidential or other information or similar agreement or restriction made by or applicable to any shareholder or employee of Summit that is employed by Purchaser and that would be violated by the employment of such employee by Purchaser or the engagement by such employee in the continuation of the business formerly conducted by Seller on behalf of Purchaser.

         Section 5.6. Noncompetition and Confidentiality Agreement. As additional consideration for Purchaser's agreement to buy the Purchased Assets, Seller, Barnett, G. Nichols and L. Nichols shall each execute and deliver to Purchaser at Closing an agreement not to compete with Purchaser for a term of three years, commencing at the Effective Time, substantially in the form attached hereto as Exhibit D (the "Noncompetition and Confidentiality Agreement").

         Section 5.7. IRS Form 8594. Seller and Purchaser agree that the Purchase Price shall be allocated as set forth in Schedule 5.7 hereto, and that neither party will report an allocation inconsistent therewith on Form 8594 subsequently filed with the Internal Revenue Service.


                                   ARTICLE VI
                    Representations and Warranties by Seller
                     and Barnett, G. Nichols and L. Nichols

         To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller, Barnett, G. Nichols and L. Nichols make the following representations and warranties, each of which shall be deemed to be independently material and relied upon by Purchaser regardless of any investigation made or information obtained by Purchaser:

         Section 6.1. Corporate Existence and Qualification. Seller (i) is a corporation duly organized and validly existing under the laws of the State of Georgia, (ii) has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted; and (iii) is not required to be qualified to transact business as a foreign corporation in any jurisdictions. Copies of Seller's Articles of Incorporation, certified by the Georgia Secretary of State, and Bylaws, including all amendments thereto, certified by the Secretary of Seller, have been delivered to Purchaser, and such copies are true, complete and correct in every particular.

         Section 6.2.      Subsidiaries.  Seller has no subsidiaries.

         Section 6.3. Financial Statements. Attached hereto as Schedule 6.3 are the unaudited Balance Sheet of Seller at December 31, 1997, and the related unaudited Statement of Operations of Seller for its fiscal year then ended (which Balance Sheet and Statement of Operations are herein collectively referred to as the "Seller Financial Statements"), which have been prepared in accordance with the accrual method of accounting and sound accounting principles consistently applied with respect to prior periods. The Seller Financial Statements present fairly the financial condition of Seller at the date indicated and the results of operations of Seller for the period indicated.

         Section 6.4. Events Subsequent to Date of Seller Financial Statements. To the knowledge of Seller, and except for economic conditions applicable generally to businesses of the type conducted by Seller, since December 31, 1997, (a) there have been no adverse changes in the condition of the assets, liabilities, business, operations, prospects or properties of Seller, or in the financial condition or earnings of Seller as shown in the Seller Financial Statements, other than changes in the ordinary course of business of Seller which, individually or in the aggregate, are not material, (b) Seller has not entered into any material transaction, except for the transactions contemplated by this Agreement, not in the usual and ordinary course of its business, (c) Seller's assets, business, operations, prospects or properties have not been adversely affected in any material way as a result of any fire, accident or other casualty or by any act of God, (d) Seller has not sold, assigned, transferred or otherwise disposed of (other than using expendable supplies), or removed or permitted to be removed from any Real Estate (as hereinafter defined) or any building or structure thereon, any assets of Seller or any assets used or useful in its business or operations of the type that, but for such sale or other event described above, would have been includable in the Purchased Assets; and (e) Seller has not failed to use reasonable efforts or to act in good faith
(a) to preserve the assets and business of Seller, (b) to keep available the services of Seller's present employees, agents and representatives, (c) to preserve the goodwill of Seller's customers, suppliers, and all others having business with Seller, (d) to conduct and operate Seller's business, and maintain Seller's books, accounts and records, in the customary manner, in a prudent and normal fashion, and in the ordinary course of business, or (e) to maintain the Purchased Assets in the same condition as such assets were in as of December 31, 1997 and preserve Seller's physical properties, business premises, fixtures, furniture and equipment, ordinary wear and tear excepted.

     Section 6.5. Undisclosed Liabilities. Except as reflected on the Seller Financial Statements, Seller has no material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and whether known or unknown, and there is no basis for any claim against Seller for any such liabilities or obligations, except liabilities or obligations incurred in the ordinary course of business of Seller since December 31, 1997, including the Assumed Liabilities, none of which individually or in the aggregate will have a material adverse effect upon the Purchased Assets or the business or condition, financial or otherwise, of Seller.

         Section 6.6. Tax Returns. Seller has filed with the appropriate agencies all tax returns and tax reports required by law to be filed by or with respect to Seller and has paid all taxes due, specifically including all returns and taxes with respect to employment matters, and to the knowledge of Seller (i) no audit of any federal, state, county or municipal returns or other tax returns filed by Seller is in progress, pending or threatened, (ii) there are no unpaid taxes which are or will become a lien or charge on any of the Purchased Assets or for which Purchaser may be liable and there are no known or proposed deficiency assessments in respect of any Federal, State, county, municipal or other tax return filed by Seller which might adversely affect the Purchased Assets or Seller's business or for which Purchaser may be liable; and (iii) there are no taxes, penalties or interest assessed against, due and/or unpaid by Seller with respect to the Purchased Assets or Seller's business.

         Section 6.7.  Real Property.

                  6.7.1. Set forth in Schedule 6.7.1 is a list of the addresses of each parcel of real property leased or otherwise used by Seller (the "Real Estate"). Seller has furnished to Purchaser a true and complete copy of each lease of any Real Estate of which Seller is the lessee or the lessor (herein referred to as the "Real Estate Leases"), and a description of the type of use of each such parcel. Seller owns no real property and has not agreed or committed to purchase any real property.

                  6.7.2. All Real Estate Leases are in full force and effect and there exists thereunder no event of default or event which, with the giving of notice or passage of time or both, would constitute an event of default by any party thereto. ll of the Real Estate Leases are assignable to Purchaser only with the consent of the lessors thereunder. Except as otherwise disclosed on Schedule 6.7.1, Seller has obtained written consents from the lessors to such assignment to Purchaser with respect to each of the Real Estate Leases. There are no delinquencies or alleged delinquencies in the payment of rents or other amounts owed any landlords under any of the Real Estate Leases.

         Section 6.8. Personal Property - Owned. Except as otherwise disclosed on Schedule 1.4.4, (a) Seller has good and marketable title to all personal property included in the Purchased Assets reflected on the Seller Financial Statements (except any sold since the date thereof in the ordinary course of business), free and clear of all mortgages, liens, security interests, charges, claims, restrictions and other encumbrances of every kind, and (b) the personal property included in the Purchased Assets utilized in Seller's business is owned by Seller and may be used for such purposes without conflict with the rights of others.

         Section  6.9.  Personal  Property  - Leased.  Seller has  disclosed  in
Schedule 1.1.4 all leases under which Seller leases personal property from others. Seller has furnished Purchaser with a true and complete copy of all such leases. The property described in such leases is presently used by Seller as lessee under the terms of such leases and such leases are in full force and effect, and no defaults exist under such leases and there exists no event which, with the giving of notice or passage of time or both, would constitute a default under such leases. All of such leases are assignable to Purchaser hereunder, and Seller shall obtain all necessary consents to such assignment.

         Section 6.10.    Use and Condition of Property; Environmental Concerns.

                  6.10.1. There are and have been no material violations by Seller of, and Seller has not received notice of any violation of, any law, statute, ordinance, regulation, order, rule, judgment, writ, injunction, decree, permit, registration or other requirement relating or applicable to the Real Estate or any of Seller's property, assets, business or operations or the Purchased Assets, including without limitation violations relating to pollution control or environmental contamination. To the best of Seller's knowledge, but without independent investigation, there are no orders, rulings, decrees, injunctions, judgments or writs of any federal, state or local government or of any court, department, commission, board, bureau, agency or other instrumentality thereof known to Seller outstanding against, or relating or applicable to, Seller or its properties, business or operations or the Real Estate.

                  6.10.2. There are no existing facts or circumstances, to Seller's knowledge, that Seller reasonably believes could form the basis for the assertion of any claim against Seller in respect of the business, operations, activities or properties of Seller or the Real Estate relating to environmental matters.

                  6.10.3. There are no environmental operating or other similar environmental permits or authorizations required for the operation of Seller's business or the Purchased Assets.

     Section 6.11.  Restrictive  Covenants.  Except for the  Noncompetition  and
Confidentiality Agreement and a shareholders agreement among Barnett, G. Nichols, L. Nichols and Seller, none of Barnett, G. Nichols, L. Nichols or Seller is subject to any agreements not to compete or similar restrictive covenants.

     Section 6.12. Intellectual Property Rights. There are no patents, patent applications, inventions, discoveries, trade secrets or other intellectual property relating to or used in the business of Seller developed by Barnett, G. Nichols, L. Nichols or any of the other employees of Seller or any other party to which Seller has or may have a right of ownership or a right of use which have not been assigned to Seller.

     Section 6.13. No Breach, Default or Violation. Seller is not in default under or in breach or violation of the provisions of any franchise or license, any provision of its Articles of Incorporation or Bylaws, any promissory note, indenture or any evidence of indebtedness or security therefor, or any lease, contract, purchase or other commitment or any other agreement by which it is bound, which individually or in the aggregate may result in a material adverse effect on its business or condition, financial or otherwise, or the Purchased Assets.

     Section 6.14. Litigation and Claims. There is no action, suit, legal or administrative proceeding, arbitration, investigation or other proceeding or claim pending or, to the knowledge of Seller threatened, against or affecting Seller, and Seller is not a party plaintiff in any action, suit, arbitration or proceeding. No unsatisfied judgment, order or decree has been entered and remains pending or in effect as to Seller.

     Section 6.15. Material Contracts. Other than employment agreements and the Purchased Contracts listed on Schedule 1.1.4,, there are no material contracts, agreements, commitments, licenses or other arrangements to which Seller is or was subject or by which Seller is or was bound, oral or written, expressed or implied, including without limitation all agreements and instruments relating to purchase orders or commitments, supply or requirements contracts, agreements with sales agents or representatives, and franchise or license agreements, that were material in connection with Seller's business operations during the year 1997 and that are not terminable without financial payment or penalty by reason thereof on 30 days' notice or less.

     Section 6.16. Validity of Purchased Contracts. Each Purchased Contract other than the Real Estate Leases may be assigned to Purchaser without any restriction, required consent or other approval (except for such consents or approvals that Seller has obtained), is in full force and effect and constitutes the valid, legal and binding obligations of Seller and the other parties thereto, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; Seller is not in default and to the best knowledge of Seller no other party thereto is in default (and no event has occurred which with notice or lapse of time or both would become a default) or has an accrued right of termination thereunder; and no such contract requiring the purchase by Seller of equipment, furniture, fixtures, operating supplies or other properties or services is for a quantity in excess of the normal requirements of Seller's business or at a price in excess of the generally prevailing price for the item to be purchased.

     Section 6.17. Powers of Attorney. There are no outstanding powers of attorney granted by Seller with respect to its business or operations or the Purchased Assets.

     Section 6.18. Employment Matters; Employee Benefit Plans.

                  6.18.1. Seller has no employment agreements with its employees other than pursuant to a written agreement in the form attached hereto as Schedule 6.18. The hours worked by, payments made to and the working conditions of the employees of Seller have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or local laws, orders or regulations relating to the payment of wages, conditions of employment, the employment of minors or similar matters; the practices of Seller in respect to the hiring, working conditions, promotion, discharge, discipline and rates of pay of its employees have not been in violation of any federal, state or local laws, executive orders or regulations, including but not limited to those prohibiting discrimination for any reason; and there are not as of the date of this Agreement and there will not be as of the Closing Date any labor troubles of any kind or nature pending or threatened against Seller.

                  6.18.2. Seller does not maintain and has not at any time within the past five years maintained, and has no liability to any current employee with respect to, any employee benefit or other plans that provide retirement, disability, health or other benefits to any of Seller's employees (collectively, all such plans and practices are the "Plans"), including all such Plans that are either an "employee pension benefit plan" or an "employee welfare benefit plan" as such terms are defined in the Employee Retirement Income Security Act of 1974 (together with all regulations of the Internal Revenue Service, the United States Department of Labor and the Pension Benefit Guaranty Corporation thereunder, "ERISA").

         Section 6.19. Insurance. Schedule 6.18 is a true, correct and complete list of all fire, theft, casualty, liability and other insurance policies insuring Seller and all insurance policies maintained for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy. Seller is not in default with respect to any provisions of any such policy, nor has Seller failed to give any material notice or present any material claim known to Seller under any such policy in due and timely fashion.

         Section 6.20. Compliance with Laws; Licenses. To Seller's knowledge the business and operations of Seller are and have been in compliance in all material respects with all applicable laws, rules and regulations of all authorities, and Seller has obtained all licenses, permits, bonds, insurance and the like and have made all registrations which are required for such compliance. A list of all states in which Seller is licensed or registered as an employment agency, employment leasing agency or similar business, and a copy of each license or registration listed, is attached hereto as Schedule 6.20.

         Section 6.21. Authorization of Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and effectively authorized by all requisite corporate and other action and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles. Neither the execution, performance or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of a lien or encumbrance on any of the Purchased Assets pursuant to any of the terms, conditions, or provisions of the Articles of Incorporation or Bylaws of Seller or any note, bond, mortgage, indenture, deed of trust, license, agreement, or other instrument or obligation to which Seller is a party or is bound, or (ii) violate any law, rule, regulation, order, writ, injunction, decree or statute applicable to the business or operations of Seller or the Purchased Assets.

         Section 6.22. All Material Information. No representation or warranty made by Seller in this Agreement or any Schedule delivered pursuant to this Agreement (or any statement made to Purchaser by or on behalf of Seller in connection with the transactions contemplated by this Agreement) contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation, warranty or statement, in light of the circumstances when made, not misleading. Seller has no knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen on the basis of information currently available to Seller, has or would have a material adverse effect upon the business, operations, prospects, property, assets or financial condition of Seller or the Purchased Assets.

         Section 6.23. Material Adverse Contracts. Seller is not a party to any contract, agreement or arrangement, oral or written, express or implied, whatsoever which could materially adversely affect the use or operation of the Purchased Assets by Purchaser or which could materially adversely affect the value or prevent or hinder the sale of the Purchased Assets.

         Section 6.24. Shareholders. The persons listed in Schedule 6.24 constitute all of the beneficial and record holders of all of the issued and outstanding shares of capital stock of Seller, each owning that number of shares listed in Schedule 6.24.

         Section 6.25. Consents of Third Parties. Except as otherwise provided on Schedule 6.7.1, all necessary consents or approvals of third parties to the transfer and assignment of the Purchased Assets (including the Purchased Contracts), the absence of which would adversely affect Purchaser's rights hereunder or thereunder or its utilization of the Purchased Assets or the conduct of the related businesses, have been obtained (and shown by evidence satisfactory to Purchaser), including without limitation the consents and approvals referred to in this Agreement.

         Section 6.26. Other Approvals. All necessary consents, approvals, authorizations or other official actions of all governmental authorities, the absence of which would materially affect Purchaser's rights hereunder or to the utilization of the Purchased Assets or conduct of the related business, have been duly and validly issued or granted and the period for objection, stay or imposition of any other impediment to the transactions contemplated hereby by any such governmental authority has expired.

         Section 6.27. Customer Relations. Except as disclosed on Schedule 6.27,
(a) Seller has no actual knowledge that any person or organization that has been a material customer of Seller during all or any portion of the period of time encompassed by the Seller Financial Statements intends or is likely not to be a material customer of Purchaser within the twelve month period following the Effective Time, and (b) Seller has no knowledge of any facts, circumstances or conditions (other than general economic conditions applicable generally to Seller's customers) that, either individually or in the aggregate, would cause a reasonable person to believe that any such material customer of Seller will not, or likely will not, be a material customer of Purchaser during the twelve month period following the Effective Time.

         Section 6.28. Knowledge of Seller. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of Seller" or words of similar import, it is understood and agreed that (a) a person has "knowledge" of a particular matter or fact if such person (i) is actually aware of such matter or fact or (ii) is actually aware of information that would cause a prudent person to conclude that such matter or fact is likely to be true or exist, and (b) matters within the knowledge of any of Barnett, G. Nichols or L. Nichols or any of the directors, officers or employees of Seller shall be considered to be within the knowledge of Seller.


                                   ARTICLE VII
                          Matters Regarding Securities

         To induce Purchaser to enter into this Agreement, each of Seller, Barnett, G. Nichols and L. Nichols hereby acknowledges that he has been advised by Purchaser that the promissory notes to be received by Seller in partial payment of the Purchase Price pursuant to this Agreement (the "Securities") have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the securities laws of the State of Indiana or the State of Georgia or any other state (collectively, "State Law"), and are being issued pursuant to this Agreement in reliance upon certain exemptions from such registration available under the 1933 Act and under applicable State Law (collectively, the "Exemptions"). In connection with such Exemptions, each of Seller, Barnett, G. Nichols and L. Nichols severally represents and warrants that each of the following statements is true and complete as of the date of this Agreement:

         (a) Seller has been provided with, and has made available to each shareholder of Seller, a copy of the 1997 annual report on Form 10-K (the "Form 10-K") of Personnel Management, Inc., the guarantor of the Securities. The opportunity has been made available to Seller and each of the shareholders of Seller at a reasonable time prior to the execution and delivery of this Agreement to ask questions and receive answers from Personnel Management, Inc., Purchaser and their officers concerning the terms and conditions of the Securities and the matters disclosed in the Form 10-K.

         (b) With respect to each shareholder of Seller, such shareholder and Seller represent and warrant that such shareholder's net worth (joint with spouse of applicable), which includes such shareholder's ownership in Seller, exceeds one million dollars, and that such shareholder has been advised by Purchaser that this information will be relied upon by Purchaser in establishing the availability of the Exemptions and that Purchaser and Personnel Management, Inc. may be damaged if, by reason of the inaccuracy of such information, the Exemptions are lost in whole or in part.

         (c) It is understood (based upon advice from Purchaser) that the Securities are subject to restrictions on transferability and may not be sold, assigned, transferred or pledged except upon compliance with the provisions of the 1933 Act and State Law, and that each document evidencing the Securities shall include a legend detailing such restrictions on transfer.

         (d) The Securities are being acquired by Seller for investment for its own account (not as a nominee or agent for others) and not with the view to, or for resale in connection with, any distribution thereof.


                                  ARTICLE VIII
                   Representations and Warranties by Purchaser

         To induce Seller to enter into this Agreement and consummate the transactions contemplated hereunder, Purchaser makes the following representations, warranties, covenants and agreements, each of which shall be deemed to be independently material and relied upon by Seller, regardless of any investigation made or information obtained by Seller:

         Section 8.1. Valid Existence and Qualification of Purchaser. Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Indiana, has been admitted to transact business in the State of Georgia as a foreign limited partnership, and has all requisite partnership power and authority to acquire and own the Purchased Assets, to assume, pay, perform and discharge the Assumed Liabilities, and to perform its obligations under this Agreement.

         Section 8.2. Authorization of Agreement by Purchaser. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been authorized by all requisite partnership and other action and this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles. Neither the execution, performance or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions, or provisions of the Partnership Agreement of Purchaser or any note, bond, mortgage, indenture, deed of trust, license, agreement, or other instrument or obligation to which Purchaser is a party or is bound, or (ii) violate any law, rule, regulation, order, writ, injunction, decree or statute applicable to Purchaser.

                                   ARTICLE IX
                                 Indemnification

     Section 9.1. Indemnification by Seller, Barnett, G. Nichols and L. Nichols. Seller, Barnett, G. Nichols and L. Nichols hereby jointly and severally covenant and agree to indemnify Purchaser and its successors and assigns against and hold them harmless from any and all liabilities, losses, deficiencies, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity or that would, if successfully asserted by the claimant, be covered by this indemnity, or incurred in connection with successfully asserting, proving and collecting indemnity payments pursuant to this Article IX with respect to matters not involving defense of third-party claims) accruing from or arising at any time as a result of or out of:

               9.1.1. Any inaccuracies in or breaches of the representations, warranties, covenants, obligations or agreements made or to be complied with or performed by Barnett, G. Nichols, L. Nichols or Seller pursuant to this Agreement or in any agreement, schedule, certificate or instrument delivered by or on behalf of Barnett, G. Nichols, L. Nichols or Seller pursuant hereto, including without limitation the Noncompetition and Confidentiality Agreements;

               9.1.2. Any and all of Seller's liabilities other than the Assumed Liabilities;

               9.1.3. Any claims for brokerage commissions or placement or finders' fees in connection with the transactions contemplated by this Agreement insofar as such claims shall be alleged to be based on arrangements made by or on behalf of Seller;

               9.1.4. Any operations or business conducted, commitment made, service rendered or condition existing or any action taken or omitted by or on behalf of Seller on or prior to the Effective Time, except for liabilities expressly assumed by Purchaser pursuant to Section 3.1 hereof; and

         Section 9.2. Right of Setoff. Subject to the provisions of Section 9.8, Purchaser shall have the right to setoff any amounts with respect to which Purchaser is entitled to indemnification pursuant to Section 9.1 against any amounts not yet paid under the Notes. The exercise of such right of setoff by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Notes. Neither the exercise nor the failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to Purchaser.

         Section 9.3. Indemnification by Purchaser. Purchaser shall indemnify Seller, Barnett, G. Nichols, L. Nichols and their respective successors and assigns against and hold them harmless from any and all liabilities, losses, deficiencies, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity or incurred in connection with successfully asserting, proving and collecting indemnity payments pursuant to this Article IX with respect to matters not involving defense of third-party claims) accruing from or arising at any time as a result of or out of:

               9.3.1. Any claims for brokerage commissions or placement or finders' fees in connection with the transactions contemplated by this Agreement insofar as such claims shall be alleged to be based on arrangements made by or on behalf of Purchaser.

               9.3.2. Any failure of Purchaser to pay, discharge or perform the Assumed Liabilities;

               9.3.3. Any liabilities asserted by any third party arising out of any act or failure to act by Purchaser after the Effective Time, except Excluded Liabilities and liabilities as to which Seller is obligated to indemnify Purchaser pursuant to Section 9.1; and

               9.3.4. Any inaccuracies in or breaches of the representations, warranties, covenants, obligations or agreements made or to be complied with or performed by Purchaser pursuant to this Agreement.

         Section 9.4. Survival of Covenants, Representations and Warranties. Subject to the proviso clause below, each of the covenants, representations and warranties contained herein or in any agreement, schedule, certificate or instrument delivered pursuant hereto shall survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, until but not after 11:59 p.m. (Indianapolis time) on the date that is two years from the date of this Agreement; provided, however, that the representations and warranties contained in Sections 6.6, 6.8 and 6.10 shall survive indefinitely regardless of any investigation made by or on behalf of any party hereto.

         Section 9.5.      Payment and Settlement of Amounts Due.

               9.5.1. Any amount due to Purchaser from Seller, Barnett, G. Nichols and/or L. Nichols pursuant to any of the provisions of this
          Article IX shall be paid to Purchaser by Seller, Barnett, G. Nichols and/or L. Nichols within 10 days of demand therefor. If such amounts are not paid to Purchaser when due, Purchaser shall be entitled, in addition to all other available remedies, to offset such amounts against amounts otherwise payable to Seller pursuant to Section 9.2.

               9.5.2. Any amount due to Seller, Barnett, G. Nichols and/or L. Nichols from Purchaser pursuant to any of the provisions of this
          Article IX shall be paid to Seller, Barnett, G. Nichols and/or L. Nichols by Purchaser within 10 days of demand therefor.

               9.5.3. Any amounts not paid when due pursuant to the provisions of this Section 9.5 shall bear interest from the date of demand at the
          rate  of  15  percent   per  annum.

     Section 9.6. Limitation on Indemnities.The obligations of Purchaser, Seller, Barnett, G. Nichols and L. Nichols with respect to payments made with respect to obligations to indemnify a person or entity under Section 9.1 or
Section 9.3, and the corresponding rights of such person or entity to be indemnified thereunder (which obligations and corresponding rights are referred to herein as the "Indemnities"), are subject, as applicable, to the following limitations:

                  (a) The maximum amount of aggregate Indemnities that Seller, Barnett, G. Nichols and L. Nichols collectively shall be obligated to pay under this
                           Article IX shall be $2,750,000.

                  (b) The maximum amount of aggregate Indemnities that Purchaser shall be obligated to pay under this
                           Article IX shall be $500,000.

     Section 9.7. Notice and Defense of Third Party Claims.

                  (a) If any third party shall  notify any party  hereto that is or may be entitled to indemnification hereunder (an "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification under this Article IX against any of the parties who are or may be obligated to provide indemnification to the Indemnified Party with respect thereto
         (collectively, the parties who are or may be obligated to provide indemnification are the "Indemnifying Parties"), then the Indemnified Party shall promptly notify in writing each of the Indemnifying Parties of the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Parties shall relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are thereby prejudiced; and provided, further, that only one such notification need be provided to the Indemnifying Parties with respect to a Third Party Claim regardless of the number of Indemnified Parties involved.

                  (b) The Indemnifying Parties shall have the right, at their own expense, to defend the Indemnified Party against the Third Party Claim with counsel of their choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Parties notify the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Parties will undertake to defend the Indemnified Party with respect to such Third Party Claim at the expense of the Indemnifying Parties; (ii) the Indemnifying Parties provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder;
         (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Parties conduct the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Parties are conducting the defense of the Third Party Claim in accordance with Section 9.7(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
         (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld, and (iii) the Indemnifying Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                  (d) In the event the Indemnifying Parties fail or cease to satisfy any of the conditions of Section 9.7(b), (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate without consulting with, or obtaining the consent of, any of the Indemnifying Parties in connection therewith; (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly for the costs, including, without limitation, reasonable attorneys' fees, of defending against the Third Party Claim; and (iii) the Indemnifying Parties will remain responsible for any Indemnity owed to any Indemnified Party relating in any manner to such Third Party Claim.

     Section 9.8. Rights of Setoff and Setoff Procedures.

                  (a) With respect to the exercise by Purchaser of any right of setoff against the Notes in accordance with Section 9.2 or otherwise (an "Indemnity Setoff"), the procedures set forth in this Section 9.8 shall govern the rights and obligations of Seller and Purchaser relating to such Indemnity Setoff.

                  (b) With respect to any Indemnities as to which the liability of Seller or any other party obligated to indemnify Purchaser (collectively, the "Indemnitors") and the extent of such liability have been established by either (i) the written acknowledgment, agreement or confirmation of Seller with respect thereto, or (ii) the judgment or award of any court or arbitrator having jurisdiction, then in any such case Purchaser shall be entitled to make an Indemnity Setoff against the Notes with respect to such liability as a matter of right without advance notice thereof to the Indemnitors; provided, however, that written notice of the making of such Indemnity Setoff, describing in reasonable detail the relevant factual circumstances, shall be given to the Indemnitors at the time such Indemnity Setoff is made.

                  (c) With respect to an Indemnity Setoff to be made other than pursuant to Section 9.8(b), Purchaser shall give written notice to the Indemnitors of the intention to make an Indemnity Setoff (the "Setoff Notice") at least 15 days prior to the date as of which such Indemnity Setoff is intended to be made (the "Setoff Date"). The Setoff Notice shall describe in reasonable detail the factual circumstances relating to the claimed Indemnities as to which an Indemnity Setoff is to be made (including the amount thereof) and the obligation of the Purchaser against which the Indemnity Setoff will be applied. If Purchaser does not receive written notice from any of the Indemnitors prior to the Setoff Date that the intended Indemnity Setoff is disputed by the Indemnitors, Purchaser may make the intended Indemnity Setoff in accordance with the description thereof in the Setoff Notice and shall give written notice to the Indemnitors that such Indemnity Setoff has been made. If Purchaser does receive written notice prior to the Setoff Date that an intended Indemnity Setoff is disputed by the Indemnitors, Purchaser may elect to make such Indemnity Setoff in escrow pursuant to
         Section 9.8(d) or may, without waiving any rights to recover the Indemnities as to which an Indemnity Setoff was intended or to make a further claim for an Indemnity Setoff with respect thereto, and without being otherwise adversely affected with respect thereto, take no further action with respect to such Indemnity Setoff as to which a Setoff Notice was given to the Indemnitors.

                  (d) With respect to an intended Indemnity Setoff that is disputed by the Indemnitors in accordance with Section 9.8(c), Purchaser may effect such Indemnity Setoff by delivering the funds that are the intended subject of such Indemnity Setoff to a commercial bank maintaining an office in Atlanta, Georgia (the "Bank"), to be held by the Bank pending the resolution of such dispute pursuant to this
         Section 9.8(d). The Indemnitors and Purchaser shall execute and deliver to one another and the Bank an appropriate Escrow Agreement whereby the Bank agrees to receive and distribute such funds as provided herein. A disputed Indemnity Setoff as to which Purchaser deposits the funds with the Bank shall be resolved by submitting the matter to a court of competent jurisdiction or, if mutually agreeable by the parties, to arbitration. The Bank shall distribute all funds held by it pursuant to the Escrow Agreement in accordance with the decision or award made in such court or arbitration proceeding.

                  (e) All earnings on funds held by the Bank shall be reported as taxable income of Purchaser. Upon resolution of a dispute as to the entitlement of Purchaser to effect an Indemnity Setoff with respect to any funds paid to the Bank by Purchaser, the Bank shall pay over to the Indemnitors all earnings (including earnings on earnings) on funds received by the Bank that are paid by the Bank to the Indemnitors pursuant to the court or arbitration decision or award; provided, however, earnings on escrowed sums otherwise payable under the Notes shall be in lieu of accrued interest on such sums under the Notes after the date such sums were paid by Purchaser to the Bank (payment to the Bank shall be considered as the payment of such sums to the Indemnitors for purposes of the Notes and calculating the balances thereof).

                  (f) Payment of any funds to the Bank by Purchaser pursuant to this Section 9.8 shall, for purposes of determining the performance by Purchaser of its obligations under this Agreement and the Notes, be deemed to constitute performance to the same extent as if such funds had been paid or delivered to Seller rather than the Bank.


                                    ARTICLE X
                   Change of Names; Use of Names by Purchaser

         As soon as is reasonably possible after the Effective Time Seller shall change its corporate name to a name other than, and not similar to, the name "Summit Temporaries, Inc.," and shall file appropriate documents reflecting such name change in Georgia and in each state where qualified to do business as a foreign corporation and furnish a copy of all such filings to Purchaser; provided, however, that Seller may continue to use such name for a reasonable period, not to exceed ninety days from the date of this Agreement, solely for the purpose of facilitating the collection of accounts and notes receivable. Seller shall coordinate any such name change and the filings in connection therewith with Purchaser and its counsel in to ensure that Purchaser obtains all rights to the name in all jurisdictions in which Seller has used such name. From and after the Effective Time Purchaser shall have full right, power and authority to use, and Seller hereby consents to the use by Purchaser or Purchaser's designee of, the name "Summit Temporaries, Inc.," and any abbreviations or combinations thereof, all past corporate names of Seller and other names used or previously used by Seller or its predecessors in their businesses, and any word or trade name used by Seller prior to the Effective Time in the conduct of its business, without restriction or adverse claim of Seller, any of its affiliates, or any person claiming by, through or under Seller. After the Effective Time, Seller shall not use any such name without Purchaser's written consent.


                                   ARTICLE XI
                             Expenses of the Parties

         Each party shall pay its expenses, including the expenses of its legal and accounting representatives, in connection with the origin, negotiation, execution and performance of this Agreement, except as otherwise provided herein. Purchaser shall pay any and all sales and transfer taxes with respect to the transactions contemplated hereby. Seller shall pay any and all federal and state income or other taxes attributable to Seller arising as a result of the transactions contemplated hereby.


                                   ARTICLE XII
                               Brokers' Commission

         The parties hereby agree and represent and warrant to each other that there are no claims for brokerage commissions, or placement or finders' fees, in connection with the transactions contemplated by this Agreement, except for those payable to James Selton, which shall be paid by Purchaser.

                                  ARTICLE XIII
                                  Miscellaneous

         Section 13.1. Waivers and Amendments. This Agreement may be amended or modified, and its terms or conditions may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of the breach of any term or condition contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or condition contained herein. The parties reserve the right to amend or modify this Agreement, or waive the terms or conditions hereof, without the consent of any third person (natural or otherwise).

         Section 13.2. Entire Agreement. This Agreement (and the Schedules and Exhibits hereto which are hereby incorporated and made a part hereof) and all certificates, agreements, documents and instruments delivered contemporaneously and in connection herewith constitute the entire understanding of the parties relative to the subject matter hereof and supersede all prior agreements and undertakings between or among any of the parties relating to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the Schedules and Exhibits hereto.

         Section 13.3. Headings. The table of contents and descriptive headings in this Agreement and on the Schedules and Exhibits are inserted for convenience only and shall not constitute a part of, nor affect the meaning or interpretation of, this Agreement or any section or subsection hereof.

         Section 13.4. Notices. Any notice, election or demand to be given hereunder to any of the parties by another shall be in writing and personally delivered or sent by prepaid same day or overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

       If to Purchaser,                 PMI LP II
         addressed to:                  c/o Personnel Management, Inc.
                                        1499 Windhorst Way, Suite 100
                                        Greenwood, Indiana  46143
                                        Attn: President

       With a copy to:                  Leagre Chandler & Millard
                                        9100 Keystone Crossing, Suite 800
                                        Box 40609
                                        Indianapolis, Indiana 46240-0609
                                        Attn: Robert V. Kixmiller

       If to Seller,                    Summit Temporaries, Inc.
        addressed to:                   c/o Gary F. Nichols
                                        6925 Brandon Mill Road
                                        Atlanta, Georgia 30328

       If to Leslie A. Barnett,         Leslie A. Barnett
        addressed to:                   235 Mark Trail
                                        Atlanta, Georgia  30328

       If to Gary F. Nichols,           Gary F. Nichols
        addressed to:                   6925 Brandon Mill Road
                                        Atlanta, Georgia  30328

       If to Lyle Nichols,              Lyle D. Nichols
        addressed to:                   329 Broadland
                                        Atlanta, Georgia  30342


       With a copy, as to               Oliver C. Murray, Jr.
         any of Seller, Leslie A.       Suite 1190
         Barnett, Gary F. Nichols       1349 W. Peachtree Street, N.E.
         or Lyle Nichols, to:           Atlanta, Georgia  30309-2956

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner herein provided for giving notice.

     Section 13.5. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Should any particular covenant in this Agreement be held unreasonable or unenforceable for any reason, including without limitation the time period, geographical area, or scope of activity covered by such covenant, then such covenant shall be given effect and enforced to whatever extent would be reasonable and enforceable.

     Section 13.6. Disclosures on Schedules. Facts disclosed on any Schedule to this Agreement shall be considered as disclosed for purposes of all of the representations and warranties contained in Article VI.

     Section 13.7. Third Parties. Except as otherwise provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their respective successors or assigns, any rights or remedies under or by reason of this Agreement.

     Section 13.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

     Section 13.9. Successors and Assigns. All the terms, covenants, and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.



                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                          PMI LP II, an Indiana Limited Partnership

                          By: PMI ADMINISTRATION, INC.,
                              its General Partner


                            By: /s/ Don R. Taylor
                            Don R. Taylor, President



                            SUMMIT TEMPORARIES, INC.


                            By /s/ Gary F. Nichols
                              Gary F. Nichols, President
Attest:

By /s/ Leslie A. Barnett
  Leslie A. Barnett, Secretary


                            /s/ Leslie A. Barnett
                            Leslie A. Barnett, Individually


                            /s/ Gary F. Nichols
                            Gary F. Nichols, Individually


                            /s/ Lyle D. Nichols
                            Lyle D. Nichols, Individually

STATE OF INDIANA  )
                  )  SS:
COUNTY OF JOHNSON )

     Before me, a Notary Public in and for said County and State, on the 9th day of February, 1998, personally appeared Don R. Taylor, the President of PMI Administration, Inc., sole General Partner of PMI LP II, who acknowledged the execution of the above and foregoing Asset Purchase Agreement for and on behalf of such corporation.

                                        WITNESS my hand and Notarial Seal.


                                        /s/ Dorothy J. Hoefener
                                        NOTARY PUBLIC, a Resident of
                                        Shelby County, Indiana

                                        Dorothy J. Hoefener
My Commission Expires:                  Name Printed

2-3-01



STATE OF GEORGIA     )
                     )  SS:
COUNTY OF FULTON     )

     Before me, a Notary Public in and for said County and State, on the 12th day of February, 1998, personally appeared Gary F. Nichols, the President of Summit Temporaries, Inc., who acknowledged the execution of the above and foregoing Asset Purchase Agreement for and on behalf of such corporation.

                                            WITNESS my hand and Notarial Seal.

                                            /s/ Renee P. Buchanan
                                            NOTARY PUBLIC, a Resident of
                                            Paulding County, Georgia

                                            Renee P. Buchanan
My Commission Expires:                      Name Printed

1-2-99

STATE OF GEORGIA    )
                    )  SS:
COUNTY OF FULTON    )

     Before me, a Notary Public in and for said County and State, on the 12th day of February, 1998, personally appeared Leslie A. Barnett, who acknowledged the execution of the above and foregoing Asset Purchase Agreement to be his voluntary act and deed.

                                            WITNESS my hand and Notarial Seal.

                                            /s/ Renee P. Buchanan
                                            NOTARY PUBLIC, a Resident of
                                            Paulding County, Georgia

                                            Renee P. Buchanan
My Commission Expires:                      Name Printed

1-2-99



STATE OF GEORGIA   )
                   )  SS:
COUNTY OF FULTON   )

     Before me, a Notary Public in and for said County and State, on the 12th day of February, 1998, personally appeared Gary F. Nichols, who acknowledged the execution of the above and foregoing Asset Purchase Agreement to be his voluntary act and deed.

                                            WITNESS my hand and Notarial Seal.

                                            /s/ Renee P. Buchanan
                                            NOTARY PUBLIC, a Resident of
                                            Paulding County, Georgia

                                            Renee P. Buchanan
My Commission Expires:                      Name Printed

1-2-99

STATE OF GEORGIA      )
                      )  SS:
COUNTY OF FULTON      )

     Before me, a Notary Public in and for said County and State, on the 12th day of February, 1998, personally appeared Lyle D. Nichols, who acknowledged the execution of the above and foregoing Asset Purchase Agreement to be his voluntary act and deed.

                                            WITNESS my hand and Notarial Seal.

                                            /s/ Renee P. Buchanan
                                            NOTARY PUBLIC, a Resident of
                                            Paulding County, Georgia

                                            Renee P. Buchanan
My Commission Expires:                      Name Printed

1-2-99

                              LIST OF SCHEDULES TO
                            ASSET PURCHASE AGREEMENT


Schedule 1.1.1    Fixed Assets

Schedule 1.1.4    Purchased Contracts

Schedule 5.7      Allocation of Purchase Price

Schedule 6.3      Seller Financial Statements

Schedule 6.7.1    Real Property -- Leased

Schedule 6.18     Employee Contract Form

Schedule 6.19     Insurance

Schedule 6.20     Licenses

Schedule 6.24     Shareholders

Schedule 6.27     Customer Relations

                               LIST OF EXHIBITS TO
                            ASSET PURCHASE AGREEMENT



Exhibit  A        --       Note in Principal Amount of $950,000 (Article II)

Exhibit  B        --       Note in Principal Amount of $100,000 (Article II)

Exhibit  C        --       Form of Guaranty

Exhibit  D        --       Form of Noncompetition and Confidentiality Agreement
                           (Section 5.6)